UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*

Interactive Systems Worldwide, Inc. (f/k/a/ International Sports Wagering, Inc.)
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
                         (Title of Class of Securities)

                                    460342108
                                 (CUSIP Number)

                                December 31, 2001
             Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |X|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 460342108                    13G

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Woodland Partners

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
 Number of      5  SOLE VOTING POWER
   Shares            80,000 shares                                         0.9%
Beneficially    ----------------------------------------------------------------
  Owned By      6  SHARED VOTING POWER
    Each             0 shares                                                0%
 Reporting      ----------------------------------------------------------------
   Person       7  SOLE DISPOSITIVE POWER
    With             80,000 shares                                         0.9%
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                     0 shares                                                0%

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     80,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           0.9%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP No. 460342108                    13G

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Seneca Ventures

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
 Number of      5  SOLE VOTING POWER
   Shares            120,000 shares                                        1.3%
Beneficially    ----------------------------------------------------------------
  Owned By      6  SHARED VOTING POWER
    Each             0 shares                                                0%
 Reporting      ----------------------------------------------------------------
   Person       7  SOLE DISPOSITIVE POWER
    With             120,000 shares                                        1.3%
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                     0 shares                                                0%

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     120,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           1.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP No. 460342108                    13G

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Woodland Venture Fund

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
 Number of      5  SOLE VOTING POWER
   Shares            240,000 shares                                        2.7%
Beneficially    ----------------------------------------------------------------
  Owned By      6  SHARED VOTING POWER
    Each             0 shares                                                0%
 Reporting      ----------------------------------------------------------------
   Person       7  SOLE DISPOSITIVE POWER
    With             240,000 shares                                        2.7%
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                     0 shares                                                0%

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     240,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           2.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP No. 460342108                    13G

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Brookwood Partners, L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
 Number of      5   SOLE VOTING POWER
   Shares           0 shares                                                 0%
Beneficially    ----------------------------------------------------------------
  Owned By      6   SHARED VOTING POWER
    Each            0 shares                                                 0%
 Reporting      ----------------------------------------------------------------
   Person       7   SOLE DISPOSITIVE POWER
    With            0 shares                                                 0%
                ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
                    0 shares                                                 0%

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                             0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP No. 460342108                    13G

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Barry Rubenstein

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                               United States
--------------------------------------------------------------------------------
 Number of      5   SOLE VOTING POWER
   Shares           0 shares                                                 0%
Beneficially    ----------------------------------------------------------------
  Owned By      6   SHARED VOTING POWER
    Each             440,000 shares                                        4.9%
 Reporting      ----------------------------------------------------------------
   Person       7   SOLE DISPOSITIVE POWER
    With            0 shares                                                 0%
                ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
                    440,000 shares                                         4.9%

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          440,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           4.9%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No. 460342108                    13G

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Woodland Services Corp.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
 Number of      5   SOLE VOTING POWER
   Shares           0 shares                                                 0%
Beneficially    ----------------------------------------------------------------
  Owned By      6   SHARED VOTING POWER
    Each            360,000 shares                                         4.0%
 Reporting      ----------------------------------------------------------------
   Person       7   SOLE DISPOSITIVE POWER
    With            0 shares                                                 0%
                ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
                    360,000 shares                                         4.0%

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          360,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           4.0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

--------------------------------------------------------------------------------

CUSIP No. 460342108                    13G

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Marilyn Rubenstein

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                               United States
--------------------------------------------------------------------------------
 Number of      5   SOLE VOTING POWER
   Shares           0 shares                                                 0%
Beneficially    ----------------------------------------------------------------
  Owned By      6   SHARED VOTING POWER
    Each             440,000 shares                                        4.9%
 Reporting      ----------------------------------------------------------------
   Person       7   SOLE DISPOSITIVE POWER
    With            0 shares                                                 0%
                ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
                    440,000 shares                                         4.9%

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          440,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           4.9%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

     This Schedule 13G, Amendment No. 4, includes the reporting persons ownership of the shares of Common Stock as of December 31, 2001.

Item 1.

     (a)  Interactive Systems Worldwide, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

                 2 Andrews Drive
                 West Paterson, New Jersey 07424

          Common Stock, $0.001 par value per share (CUSIP No. 460342108)

Item 2.

     1. (a) Name of Person Filing: Woodland Partners, a general partnership organized under the laws of the State of New York.

          (b)  Address of Principal Business Office, or, if none, Residence:
                                             68 Wheatley Road
                                             Brookville, New York 11545

          (c)  Place of Organization:        New York.

          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.

          (e)  CUSIP Number: 460342108.

     The general partners of Woodland Partners are Barry Rubenstein and Marilyn Rubenstein (husband and wife).

     2. (a) Name of Person Filing: Seneca Ventures, a limited partnership organized under the laws of the State of New York ("Seneca").

          (b)  Address of Principal Business Office, or, if none, Residence:
                                             68 Wheatley Road
                                             Brookville, New York 11545

          (c)  Place of Organization:        New York.

          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.

          (e)  CUSIP Number: 460342108.

     The general partners of Seneca are Barry Rubenstein and Woodland Services Corp.

     3.   (a)  Name  of  Person  Filing:   Woodland   Venture  Fund,  a  limited
               partnership  organized  under  the laws of the  State of New York
               (the "Fund").

          (b)  Address of Principal Business Office, or, if none, Residence:
                                             68 Wheatley Road
                                             Brookville, New York 11545

          (c)  Place of Organization:        New York.

          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.

          (e)  CUSIP Number: 460342108.

     The general partners of the Fund are Barry Rubenstein and Woodland Services Corp.

     4. (a) Name of Person Filing: Barry Rubenstein, a general partner of Woodland Partners, Seneca, the Fund and Brookwood Partners, L.P., and the sole shareholder, an officer and a director of Woodland Services Corp.

          (b)  Address of Principal Business Office, or, if none, Residence:
                                             68 Wheatley Road
                                             Brookville, New York 11545

          (c)  Citizenship:                  United States.

          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.

          (e)  CUSIP Number: 460342108.

     5. (a) Name of Person Filing: Marilyn Rubenstein, a general partner of Woodland Partners and Brookwood Partners, L.P., and an officer of Woodland Services Corp.

          (b)  Address of Principal Business Office, or, if none, Residence:
                                             68 Wheatley Road
                                             Brookville, New York 11545

          (c)  Citizenship:                  United States.

          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.

          (e)  CUSIP Number: 460342108.

     6. (a) Name of Person Filing: Brookwood Partners, L.P., a limited partnership organized under the laws of the State of New York ("Brookwood").


          (b)  Address of Principal Business Office, or, if none, Residence:
                                             68 Wheatley Road
                                             Brookville, New York 11545

          (c)  Place of Organization:        New York.

          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.

          (e)  CUSIP Number: 460342108.

     Barry Rubenstein and Marilyn Rubenstein are the general partners of Brookwood.

     7. (a) Name of Person Filing: Woodland Services Corp., a corporation organized under the laws of the State of New York ("Services").

          (b)  Address of Principal Business Office, or, if none, Residence:
                                             68 Wheatley Road
                                             Brookville, New York 11545

          (c)  Place of Organization:        New York.

          (d) Title of Class of Securities: Common Stock, $0.001 par value per share.

          (e)  CUSIP Number: 460342108.

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

          (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C.78o)

          (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

          (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [_] Investment company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

          (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

          (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

          (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

     1.   Woodland Partners:

          (a)  Amount Beneficially Owned: 80,000(2) shares.

          (b)  Percent of Class:0.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 80,000(2) shares.

              (ii)  shared power to vote or direct the vote: 0 shares.

             (iii) sole power to dispose or direct the disposition of: 80,000 shares.

              (iv) shared power to dispose or direct the disposition of: 0 shares.

----------
(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(2)  Includes 80,000 shares of Common Stock owned by Woodland Partners.

(3)  Includes 120,000 shares of Common Stock owned by Seneca Ventures.

(4)  Includes 240,000 shares of Common Stock owned by Woodland Venture Fund.

     2.   Seneca Ventures:

          (a)  Amount Beneficially Owned: 120,000(3) shares.

          (b)  Percent of Class: 1.3%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 120,000(3) shares.

              (ii)  shared power to vote or direct the vote: 0 shares.

             (iii)  sole power to dispose or direct the disposition of:
                    120,000(3) shares.

              (iv) shared power to dispose or direct the disposition of: 0 shares

     3.   Woodland Venture Fund

          (a)  Amount Beneficially Owned: 240,000(4) shares.

          (b)  Percent of Class: 2.7%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 240,000(4) shares.

              (ii)  shared power to vote or direct the vote: 0 shares.

             (iii)  sole power to dispose or direct the disposition of:
                    240,000(4) shares.

              (iv) shared power to dispose or direct the disposition of: 0 shares.

     4.   Barry Rubenstein:

          (a)  Amount Beneficially Owned: 440,000(1),(2),(3),(4) shares.

          (b)  Percent of Class: 4.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 0 shares.

              (ii)  shared power to vote or direct the vote:
                    440,000(1),(2),(3),(4) shares.

             (iii) sole power to dispose or direct the disposition of: 0 shares.

              (iv)  shared power to dispose or direct the disposition of:
                    440,000(1),(2),(3),(4) shares.


     5.   Marilyn Rubenstein:

          (a)  Amount Beneficially Owned: 440,000(1),(2),(3),(4) shares.

          (b)  Percent of Class: 4.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 0 shares.

              (ii)  shared power to vote or direct the vote:
                    440,000(1),(2),(3),(4) shares.

             (iii) sole power to dispose or direct the disposition of: 0 shares.

              (iv)  shared power to dispose or direct the disposition of:
                    440,000(1),(2),(3),(4) shares.

     6.   Brookwood Partners, L.P.:

          (a)  Amount Beneficially Owned: 0 shares.

          (b)  Percent of Class: 0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 0 shares.

              (ii)  shared power to vote or direct the vote: 0 shares.

             (iii) sole power to dispose or direct the disposition of: 0 shares.

               (iv) shared power to dispose or direct the disposition of: 0 shares.

     7.   Woodland Services Corp.:

          (a)  Amount Beneficially Owned: 360,000(1),(3),(4) shares.

          (b)  Percent of Class:4.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 0 shares.

              (ii) shared power to vote or direct the vote: 360,000(1),(3),(4) shares.

             (iii) sole power to dispose or direct the disposition of: 0 shares.

              (iv)  shared power to dispose or direct the disposition of:
                    360,000(1),(3),(4) shares.


Item 5.   Ownership of Five Percent or Less of a Class.


     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Instruction: Dissolution of a group requires a response to this item.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not Applicable.


Item 8.   Identification and Classification of Members of the Group.

          Exhibit A - Joint Filing Agreement was previously filed with Schedule 13G, Amendment No. 2 dated April 14, 2000.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.

Item 10.  Certification.

          (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

               By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 12, 2002
                                      WOODLAND PARTNERS


                                      By:/s/ Barry Rubenstein
                                         ---------------------------------------
                                             Barry Rubenstein,
                                             a General Partner


                                      SENECA VENTURES


                                      By:/s/ Barry Rubenstein
                                         ---------------------------------------
                                             Barry Rubenstein,
                                             a General Partner


                                      WOODLAND VENTURE FUND


                                      By:/s/ Barry Rubenstein
                                         ---------------------------------------
                                             Barry Rubenstein,
                                             a General Partner

                                      WOODLAND SERVICES CORP.


                                      By:/s/ Barry Rubenstein
                                         ---------------------------------------
                                             Barry Rubenstein,
                                             President

                                      /s/ Barry Rubenstein
                                      ------------------------------------------
                                          Barry Rubenstein


                                      /s/ Marilyn Rubenstein
                                      ------------------------------------------
                                          Marilyn Rubenstein


                                      BROOKWOOD PARTNERS, L.P.

                                      By: /s/ Barry Rubenstein
                                          --------------------------------------
                                              Barry Rubenstein,
                                              a General Partner

Attention:     Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)